SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 29, 2001

Xcel Energy, Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034 (Commission File Number)	41-0448030 (IRS Employer Identification No.)

800 Nicollet Mall, Mpls, MN (Address of principal executive offices)	55402 (Zip Code)

Registrant’s telephone number, including area code	612-330-5500

(Former name or former address, if changed since last report)

Item 5. Other Events

On October 30, 2001, the management of Xcel Energy Inc., will make a presentation to representatives of the financial community in New Orleans. The presentation will begin at 10:30 a.m. CDT and may be viewed via a live web cast. Individuals interested in viewing the web cast should go to http://media.corporate-ir.net/media_files/event/2001/eei/agenda.htm

As part of the presentation, Xcel Energy management will present following annual earnings targets:

•	earnings per share of $2.30 for 2001

•	earnings per share of $2.40 — $2.50 for 2002

Charts will be shown that represent the company estimates of 2002 earnings contribution range from various business segments, as follows:

Xcel Energy	EPS Range

Electric & Gas Utility	$1.83 - $1.90
NRG Energy	$0.70 - $0.72
Xcel Enterprises	$(0.03) - $0.00
Unallocated interest	$(0.12) - $(0.10)

Xcel Total	$2.40 - $2.50

Xcel Energy management will also discuss the following initiatives:

•	Sharpen focus to core operations;

•	Grow energy supply; and

•	Execute operating and regulatory strategy to unlock and retain value of regulated businesses.

Management of Xcel Energy will also provide the following information on Marketing and Trading margins and unrecovered energy costs in Colorado for the twelve months ended Dec. 31, 2000 and the nine months ended Sept. 30, 2001, as follows:

(Millions of Dollars)	2000	2001

Short-term Wholesale Margins	$92	$146
Electric & Gas Trading Margins	41	91

Total Marketing & Trading Margins	$133	$237

Unrecovered energy costs in Colorado	$75	$41

This report includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s annual report on Form 10-K for the year ended Dec. 31, 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ David E. Ripka David E. Ripka Vice President and Controller

October 29, 2001